Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168129

CNL HEALTHCARE PROPERTIES, INC.

STICKER SUPPLEMENT DATED OCTOBER 1, 2014

TO PROSPECTUS DATED APRIL 18, 2014

This sticker supplement is part of, and should be read in conjunction with our prospectus dated April 18, 2014, and our sticker supplements dated April 23, 2014, May 9, 2014, June 24, 2014, July 2, 2014, July 22, 2014, August 8, 2014 and August 13, 2014. Unless expressly defined herein, capitalized terms used in this sticker supplement have the same meanings as ascribed to them in the prospectus.

The information contained in this sticker supplement is presented as of October 1, 2014, except as otherwise stated herein.

PROSPECTUS SUMMARY

The following replaces the fourth sentence of the first paragraph of the section entitled “PROSPECTUS SUMMARY – Our Sponsor, Our Advisor and Our Property Manager” on page 2 of the prospectus.

Since inception, CNL or its affiliates have formed or acquired companies with more than $29 billion in assets located in the United States, Canada and Germany, which include hotel, retail, restaurant, lifestyle, senior housing and multifamily development properties.

The following replaces second paragraph of the section entitled “PROSPECTUS SUMMARY – Property Summary” on page 4 of the prospectus.

The following table sets forth the investment type, portfolio names, property name and location, acquisition date, capacity, year built and/or renovated, and the purchase price of each of the properties we owned as of September 1, 2014 (unless a different date is specifically noted):

The following replaces in its entirety the section entitled “PROSPECTUS SUMMARY –Properties” on pages 4 – 8 of the prospectus.

Properties

Senior Housing Communities
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units)	Year Built/ Renovated	Purchase Price (in millions)
Primrose I Communities (1)
Primrose Retirement Community of Casper Casper, WY	02/16/12	88	2004	$18.8
Sweetwater Retirement Community Billings, MT	02/16/12	76	2006	$16.3
Primrose Retirement Community of Grand Island Grand Island, NE	02/16/12	68	2005	$13.3
Primrose Retirement Community of Mansfield Mansfield, OH	02/16/12	82	2007	$18.0
Primrose Retirement Community of Marion Marion, OH	02/16/12	80	2006	$17.7

Senior Housing Communities
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units)	Year Built/ Renovated	Purchase Price (in millions)
HarborChase of Villages Crossing (2) Lady Lake, FL	08/29/12	96	2013	$19.7
Dogwood Forest of Acworth (3) Acworth, GA	12/18/12	92	2014	$20.0
Primrose II Communities (4)
Primrose Retirement Community of Lima Lima, OH	12/19/12	78	2007	$18.6
Primrose Retirement Community of Zanesville Zanesville, OH	12/19/12	76	2008	$19.1
Primrose Retirement Community of Decatur Decatur, IL	12/19/12	80	2009	$18.1
Primrose Retirement Community of Council Bluffs Council Bluffs, IA	12/19/12	68	2007	$12.9
Primrose Retirement Community Cottages Aberdeen, SD	12/19/12	21	1995	$4.3
Capital Health Communities (5)
Brookridge Heights Assisted Living & Memory Care Marquette, MI	12/21/12	66	1998	$13.5
Curry House Assisted Living & Memory Care Cadillac, MI	12/21/12	60	1996	$13.5
Symphony Manor Baltimore, MD	12/21/12	69	2011	$24.0
Woodholme Gardens Assisted Living & Memory Care Pikesville, MD	12/21/12	80	2010	$17.1
Tranquillity at Fredericktowne Frederick, MD	12/21/12	73	2000	$17.0
HarborChase of Jasper (6) Jasper, AL	08/01/13	62	1998/2006	$7.3
South Bay I Communities (7)
Raider Ranch Lubbock, TX	08/29/13	263	2009	$55.0
Town Village Oklahoma City, OK	08/29/13	185	2004	$22.5
Pacific Northwest Communities (8)
Prestige Senior Living Huntington Terrace Gresham, OR	12/02/13	66	2000/2010	$15.0
Prestige Senior Living Arbor Place Medford, OR	12/02/13	66	2003	$15.8
Prestige Senior Living Beaverton Hills Beaverton, OR	12/02/13	60	2000/2011	$12.9
MorningStar of Billings Billings, MT	12/02/13	206	2009	$48.3
MorningStar of Boise Boise, ID	12/02/13	206	2007	$40.0
Prestige Senior Living Five Rivers Tillamook, OR	12/02/13	88	2002/2010	$16.7
Prestige Senior Living High Desert Bend, OR	12/02/13	68	2003/2011	$13.6

Senior Housing Communities
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units)	Year Built/ Renovated	Purchase Price (in millions)
MorningStar of Idaho Falls Idaho Falls, ID	12/02/13	185	2009	$44.4
Prestige Senior Living Orchard Heights Salem, OR	12/02/13	73	2002/2011	$17.8
Prestige Senior Living Riverwood Tualatin, OR	12/02/13	60	1999/2010	$9.7
Prestige Senior Living Southern Hills Salem, OR	12/02/13	66	2001/2011	$12.9
MorningStar of Sparks Sparks, NV	12/02/13	232	2009	$55.2
Prestige Senior Living Auburn Meadows Auburn, WA	02/03/14	96	2003/2010	$21.9
Prestige Senior Living Bridgewood Vancouver, WA	02/03/14	124	2001	$22.1
Prestige Senior Living Monticello Park Longview, WA	02/03/14	132	2001/2010	$27.4
Prestige Senior Living Rosemont Yelm, WA	02/03/14	87	2004	$16.9
Prestige Senior Living West Hills Corvallis, OR	03/03/14	66	2002	$15.0
South Bay II Communities (9)
HarborChase of Plainfield Plainfield, IL	03/28/14	110	2010	$26.5
Legacy Ranch Alzheimer’s Special Care Center Midland, TX	03/28/14	38	2012	$12.0
The Springs Alzheimer’s Special Care Center San Angelo, TX	03/28/14	38	2012	$10.9
Watercrest at Bryan Bryan, TX	04/21/14	205	2009	$28.0
Isle at Watercrest—Mansfield Mansfield, TX	05/05/14	94	2011	$25.0
Watercrest at Mansfield Mansfield, TX	06/30/14	211	2010	$45.0

Senior Housing/Skilled Nursing Communities
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units/In Service Beds)	Year Built/ Renovated	Purchase Price (in millions)
South Bay II Communities (9)
Isle at Cedar Ridge Cedar Park, TX	02/28/14	87	2011	$21.6
Isle at Watercrest—Bryan Bryan, TX	04/21/14	87	2011	$22.1

Post-Acute Care Properties
Portfolio Name, Property & Locations	Date Acquired	Capacity (In Service Beds/Sq. Footage)	Year Built/ Renovated	Purchase Price (in millions)
Perennial Communities (10)
Batesville Healthcare Center Batesville, AR	05/31/13	116	1975/1992	$6.2
Broadway Healthcare Center West Memphis, AR	05/31/13	119	1994/2012	$11.8

Post-Acute Care Properties
Portfolio Name, Property & Locations	Date Acquired	Capacity (In Service Beds/Sq. Footage)	Year Built/ Renovated	Purchase Price (in millions)
Jonesboro Healthcare Center Jonesboro, AR	05/31/13	136	2012	$15.2
Magnolia Healthcare Center Magnolia, AR	05/31/13	140	2009	$11.8
Mine Creek Healthcare Center Nashville, AR	05/31/13	78	1978	$3.4
Searcy Healthcare Center Searcy, AR	05/31/13	191	1972/2009	$7.9
Medical Portfolio II Properties
Las Vegas Inpatient Rehabilitation Hospital Las Vegas, NV	07/15/14	53,260	2007	$22.3
Oklahoma City Inpatient Rehabilitation Hospital Oklahoma City, OK	07/15/14	53,449	2012	$26.0
South Bend Inpatient Rehabilitation Hospital Mishawaka, IN	07/15/14	45,920	2009	$20.2

Acute Care Properties
Portfolio Name, Property & Locations	Date Acquired	Capacity (Sq. Footage)	Year Built/ Renovated	Purchase Price (in millions)
Medical Portfolio I Properties
Doctors Specialty Hospital Leawood, KS	08/16/13	18,922	2001	$10.0
HOSH Portfolio
Houston Orthopedic & Spine Hospital Bellaire, TX	06/02/14	126,946	2007	$49.0
Medical Portfolio II Properties
Beaumont Specialty Hospital Beaumont, TX	08/15/14	86,128	2013	$34.0
Hurst Specialty Hospital Hurst, TX	08/15/14	58,353	2004/2012	$29.5

Medical Office Buildings
Portfolio Name, Property & Locations	Date Acquired	Capacity (Sq. Footage)	Year Built/ Renovated	Purchase Price (in millions)
Claremont Medical Office (11) Claremont, CA	01/16/13	48,984	2008	$23.0
LaPorte Cancer Center Westville, IN	06/14/13	30,268	2010	$13.1
Knoxville Medical Office Properties
Physicians Plaza A at North Knoxville Medical Center Powell, TN	07/10/13	71,021	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center Powell, TN	07/10/13	77,449	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex Knoxville, TN	07/10/13	25,500	2004	$5.8
Jefferson Medical Commons Jefferson City, TN	07/10/13	53,203	2001	$11.6

Medical Office Buildings
Portfolio Name, Property & Locations	Date Acquired	Capacity (Sq. Footage)	Year Built/ Renovated	Purchase Price (in millions)
Medical Portfolio I Properties
John C. Lincoln Medical Office Plaza I Phoenix, AZ	08/16/13	31,732	1980	$4.4
John C. Lincoln Medical Office Plaza II Phoenix, AZ	08/16/13	19,365	1986	$3.1
North Mountain Medical Plaza Phoenix, AZ	08/16/13	29,604	1994	$6.2
Escondido Medical Arts Center Escondido, CA	08/16/13	54,451	1994	$15.6
Chestnut Commons Medical Office Bldg. Elyria, OH	08/16/13	40,000	2008	$20.2
Calvert Medical Office Properties
Calvert Medical Office Buildings I, II, III Prince Frederick, MD	08/30/13	85,665	1991	$16.4
Calvert Medical Arts Center Prince Frederick, MD	08/30/13	76,488	2009	$19.3
Dunkirk Medical Center Dunkirk, MD	08/30/13	25,612	1997	$4.6
Coral Springs Medical Buildings
Coral Springs Medical Office Building I Coral Springs, FL	12/23/13	48,315	2005	$14.9
Coral Springs Medical Office Building II Coral Springs, FL	12/23/13	48,315	2008	$16.1
Chula Vista Medical Arts Center – Plaza I Chula Vista, CA	01/21/14	67,908	1975	$17.9
Chula Vista Medical Arts Center – Plaza II Chula Vista, CA	12/23/13	39,146	1985/1999	$10.7
HOSH Portfolio
Houston Orthopedic & Spine Hospital Medical Office Building Bellaire, TX	06/02/14	102,781	2007	$27.0
Lee Hughes Medical Building (12) Glendale, CA	09/29/14	76,758	2008	$29.9

Development Properties
Senior Housing/Skilled Nursing
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units/Skilled Nursing Beds)	Year Built/ Renovated	Purchase Price (in millions)
South Bay I Communities
Raider Ranch – Development (13) Lubbock, TX	08/29/13	72	—	$16.2
Wellmore of Tega Cay (14) Tega Cay, SC	02/07/14	164	—	$35.6
Watercrest at Katy (15) Katy, TX	06/27/14	210	—	$42.2
HarborChase of Shorewood (16) Shorewood, WI	07/08/14	94	—	$27.8

(1)	The Primrose I Communities have an aggregate of 234 independent living units, and 160 assisted living units.
(2)	The developer was Harbor Retirement Associates, LLC, and the construction of this property was completed in December 2013. HarborChase of Villages Crossing has an aggregate of 66 assisted living units and 30 memory care units. The purchase price represents the total capitalized costs for GAAP purposes.

(3)	The developer was Solomon Senior Living Holdings, LLC, and the construction of this property was completed in May 2014. Dogwood of Acworth has an aggregate of 46 assisted living units and 46 memory care units. The purchase price represents an estimate of the total capitalized costs for GAAP purposes.
(4)	The Primrose II Communities have an aggregate of 174 independent living units, 128 assisted living units and 21 memory care units.
(5)	The Capital Health Communities have an aggregate of 210 assisted living units and 138 memory care units.
(6)	HarborChase of Jasper has an aggregate of 15 independent living units, 35 assisted living units and 12 memory care units.
(7)	These South Bay I Communities have an aggregate of 321 independent living units, 97 assisted living units and 30 memory care units.
(8)	The Pacific Northwest Communities have an aggregate of 622 independent living units, 1,141 assisted living units and 118 memory care units.
(9)	The South Bay II Communities have an aggregate of 250 assisted living units, 132 memory care units, 416 independent living units, and 72 in service beds (skilled nursing).
(10)	The Perennial Communities have an aggregate of 780 in service beds (skilled nursing).
(11)	On August 29, 2014, we acquired from MMAC Berkshire Claremont LLC its 10% interest in the Claremont Medical Office Property for $1.6 million.
(12)	The information in the table relating to the Lee Hughes Medical Building is as of September 29, 2014.
(13)	The developer is South Bay Partners, Ltd., a third party developer. Construction is expected to begin in the fourth quarter of 2014, and completion of construction is currently estimated in the first quarter of 2016. The capacity of this South Bay I Community is estimated based on the current development budget; and the purchase price represents the total development budget, including the cost of the land.
(14)	The developer is Maxwell Group, Inc., a third party developer, and the estimated construction completion date is mid-2015. The capacity of Wellmore of Tega Cay is estimated based on the current development budget and includes 60 skilled nursing beds. The purchase price represents the total development budget, including the cost of the land.
(15)	The developer is South Bay Partners, Ltd., a third party developer, and the estimated construction completion date is late-2015. The capacity of Watercrest at Katy is estimated based on the current development budget; and the purchase price represents the total development budget, including the cost of the land.
(16)	The developer is Harbor Shorewood Development, LLC, a third party developer. The capacity of HarborChase of Shorewood is estimated based on the current development budget; and the purchase price represents the total development budget, including the cost of the land.

The following is certain information about our properties held through joint ventures as of September 1, 2014:

Joint Venture Properties
Portfolio Name, Property & Locations	Date Acquired	Capacity (Units)	Year Built/ Renovated	Purchase Price (in millions)
Windsor Manor I Communities (1)
Windsor Manor of Vinton Vinton, IA	08/31/12	36	2007	$5.8
Windsor Manor of Webster City Webster City, IA	08/31/12	46	2007	$6.8
Windsor Manor of Nevada Nevada, IA	08/31/12	40	2011	$6.3
Windsor Manor II Communities (2)
Windsor Manor of Indianola Indianola, IA	04/02/13	42	2004	$5.7
Windsor Manor of Grinnell Grinnell, IA	04/02/13	40	2005	$6.5

(1)	The Windsor Manor I Communities have an aggregate of 94 assisted living units and 28 memory care units. We hold these properties through a 75% interest in a joint venture with an affiliate of HRGreen, Inc. The purchase price represents our share of the acquisition price.
(2)	The Windsor Manor II Communities have an aggregate of 62 assisted living units and 20 memory care units. We hold these properties through a 75% interest in a joint venture with an affiliate of HRGreen, Inc. The purchase price represents our share of the acquisition price.

The following replaces in its entirety the information in the section entitled “PROSPECTUS SUMMARY –Pending Portfolio Acquisitions” on page 8 of the prospectus.

Southeast Medical Office Properties Portfolio

On September 18, 2014, through our operating partnership, we entered into nine separate purchase agreements to acquire for an aggregate purchase price of approximately $238.0 million (plus standard closing costs, due diligence costs, and legal fees): (i) ground lease interests in the land and a fee simple interest in the improvements that constitute Presbyterian Medical Tower from 1718 East Fourth Street, L.P.; (ii) ground lease interests in the land and a fee simple interest in the improvements that constitute Midtown Medical Plaza from 1918 Randolph Road, L.P.; (iii) ground lease interests in the land and a fee simple interest in the improvements that constitute Metroview Professional Building from 1900 Randolph Road, L.P.; (iv) Matthews Medical Office Building from 1450 Matthews Township Parkway, L.P.; (v) ground lease interests in the land and a fee simple interest in the improvements that constitute 330 Physicians Center from 330 Physicians Center, L.P.; (vi) Physicians Plaza Huntersville from 10030 Gilead Road L.P.; (vii) right and title to the land and improvements that constitute Outpatient Care Center from MedWest Outpatient Center, L.P.; (viii) right and title to the land and a fee simple interest in the improvements that constitute Spivey Station Physicians Center from Spivey Station Physicians Center I, L.P.; and (ix) right and title to the land and improvements that constitute Spivey Station ASC Building from Spivey Station ASC Building, L.P. (collectively, the “Southeast Medical Office Properties”).

The Southeast Medical Office Properties are located in Georgia and North Carolina. Six of the Southeast Medical Office Properties are physically connected to hospitals, one is adjacent to a hospital and the remaining two are hub/spoke outpatient centers in design. All of the Southeast Medical Office Properties are anchored by major hospital systems or their affiliates. Pursuant to the purchase agreements, we will also acquire the interests of the sellers in existing leases or subleases, as applicable, relating to the acquired properties.

The following table lists each of the properties, its location, square footage and year built:

Southeast Medical Office Properties	Location	Capacity (Sq. Footage)	Year Built
Midtown Medical Plaza	Charlotte, NC	218,489	1994
Presbyterian Medical Tower	Charlotte, NC	147,492	1989
Metroview Professional Building	Charlotte, NC	86,768	1971
Physicians Plaza Huntersville	Huntersville, NC	101,525	2004
Matthews Medical Office Building	Matthews, NC	96,346	1994
Outpatient Care Center	Clyde, NC	44,332	2012
330 Physicians Center	Rome, GA	109,823	2005
Spivey Station Physicians Center	Atlanta, GA	55,357	2007
Spivey Station ASC Building	Atlanta, GA	44,159	2009

Total:		907,291

Following the closing of the acquisition of the Southeast Medical Office Properties, we will acquire (i) long-term ground leasehold interests in Midtown Medical Plaza, Presbyterian Medical Tower, Metroview Medical Plaza, Physicians Plaza Huntersville, Matthews Medical Office Building and 330 Physicians Center; and (ii) fee simple interests in Outpatient Care Center; Spivey Station Physicians Center and Spivey Station ASC Building.

We have initially funded earnest money deposits in the aggregate amount of $2.5 million. We are currently conducting our due diligence investigation of the contemplated transactions, and upon expiration of the inspection period on October 10, 2014, unless extended, a second deposit in the total amount of $2.5 million will become due. The aggregate deposit of $5.0 million will be applied toward the purchase price of the Southeast Medical Office Properties at closing or refunded to us if we terminate the related purchase agreements before the end of the specified due diligence period.

Founded in 1972 and based in Atlanta, Georgia, Meadows & Ohly is a full service developer and operator of healthcare real estate across the Southeastern United States. Meadows & Ohly specializes in outpatient centric medical office buildings and is recognized as one of the largest medical office developers and operators in the United States. We are not affiliated with any of the sellers of the Southeast Medical Office Properties, however, all of the sellers are affiliates of Meadows & Ohly.

We expect to finance approximately $142.6 million of the aggregate purchase price of the Southeast Medical Office Properties under a long-term loan. While we have been evaluating financing options to date, we have not entered into any binding financing commitments.

The acquisition of the Southeast Medical Office Properties is subject to the fulfillment of certain conditions, including the waiver of rights of first refusal by certain of the hospital systems. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that we will acquire one or more of these properties. Assuming that outstanding contingencies are satisfied, we anticipate that the closing of the Southeast Medical Office Properties will take place in late 2014.

The following updates and replaces the third paragraph of the section entitled “PROSPECTUS SUMMARY – Our Offering” on page 21 of the prospectus.

On May 20, 2014, we filed a registration statement on Form S-11 (Registration No. 333-196108) with the Commission in connection with a proposed follow-on offering of up to an additional $750,000,000 in shares of common stock, including approximately $37,500,000 in shares to be issued pursuant to its distribution reinvestment plan; however, we are now planning to increase the size of the follow-on offering to $1,000,000,000. We anticipated that the follow-on offering will become effective and sales under the follow-on offering will commence in mid-January 2015, subject to the receipt of all necessary regulatory approvals. We also anticipate that the follow-on offering will continue through the end of 2015, unless earlier terminated by our board of directors. The follow-on offering is subject to change prior to effectiveness; and there is no assurance that we will commence the follow-on offering in mid-January 2015 or at all.

We will continue to sell shares in this offering until the follow-on offering registration statement is declared effective by the Commission, at which time this offering will terminate. However, our board of directors may terminate this offering at any time prior to the effectiveness of a follow-on offering.

BUSINESS

The following replaces the first sentence and the map in the section entitled “BUSINESS – Investments – Locations of Our Assets” on page 78 of the prospectus.

The following map reflects the locations of our 87 assets as of October 1, 2014, including our five properties owned through investments in joint ventures, our three current development projects, and one development land acquisition associated with an existing facility:

The following replaces in its entirety the property tables, and the introductory sentence and the footnotes to the tables, which are contained in the section entitled “BUSINESS – Investments–Properties,” on pages 79 – 83 of the prospectus.

The following is certain information about our properties owned as of September 1, 2014 (unless a different date is noted):

Senior Housing Communities
Portfolio Name, Property & Location	Capacity (Units)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Primrose I Communities
Primrose Retirement Community of Casper Casper, WY	88	Primrose Retirement Community, LLC (“Primrose”)	Triple-net Lease	02/16/12	$12.3	$18.8
Sweetwater Retirement Community Billings, MT	76	Primrose	Triple-net Lease	02/16/12	$10.8	$16.3
Primrose Retirement Community of Grand Island Grand Island, NE	68	Primrose	Triple-net Lease	02/16/12	$8.7	$13.3
Primrose Retirement Community of Mansfield Mansfield, OH	82	Primrose	Triple-net Lease	02/16/12	$11.9	$18.0
Primrose Retirement Community of Marion Marion, OH	80	Primrose	Triple-net Lease	02/16/12	$9.8	$17.7
HarborChase of Villages Crossing (1) Lady Lake, FL	96	Harbor Retirement Associates, LLC (“Harbor Retirement”)	Managed	08/29/12	$16.4	$19.7
Dogwood Forest of Acworth(2) Acworth, GA	92	Trinity Lifestyles Management	Managed	12/18/12	$11.9	$20.0
Primrose II Communities
Primrose Retirement Community of Lima Lima, OH	78	Primrose	Triple-net Lease	12/19/12	(3)	$18.6
Primrose Retirement Community of Zanesville Zanesville, OH	76	Primrose	Triple-net Lease	12/19/12	$12.2	$19.1
Primrose Retirement Community of Decatur Decatur, IL	80	Primrose	Triple-net Lease	12/19/12	$10.8	$18.1
Primrose Retirement Community of Council Bluffs Council Bluffs, IA	68	Primrose	Triple-net Lease	12/19/12	(3)	$12.9
Primrose Retirement Community Cottages Aberdeen, SD	21	Primrose	Triple-net Lease	12/19/12	$0.0	$4.3
Capital Health Communities
Brookridge Heights Assisted Living & Memory Care Marquette, MI	66	Capital Health Group, LLC (“Capital Health”)	Managed	12/21/12	$7.5	$13.5
Curry House Assisted Living & Memory Care Cadillac, MI	60	Capital Health	Managed	12/21/12	$7.0	$13.5
Symphony Manor Baltimore, MD	69	Capital Health	Managed	12/21/12	$13.7	$24.0

Senior Housing Communities
Portfolio Name, Property & Location	Capacity (Units)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Woodholme Gardens Assisted Living & Memory Care Pikesville, MD	80	Capital Health	Managed	12/21/12	$8.5	$17.1
Tranquillity at Fredericktowne Frederick, MD	73	Capital Health	Managed	12/21/12	$7.4	$17.0
HarborChase of Jasper Jasper, AL	62	Harbor Retirement	Managed	08/01/13	(3)	$7.3
South Bay I Communities
Raider Ranch Lubbock, TX	263	Integrated Senior Living, LLC	Managed	08/29/13	(3)	$55.0
Town Village Oklahoma City, OK	185	Integrated Senior Living, LLC	Managed	08/29/13	(3)	$22.5
Pacific Northwest Communities
Prestige Senior Living Huntington Terrace Gresham, OR	66	Prestige Senior Living, LLC (“Prestige”)	Managed	12/02/13	$10.6	$15.0
Prestige Senior Living Arbor Place Medford, OR	66	Prestige	Managed	12/02/13	$8.5	$15.8
Prestige Senior Living Beaverton Hills Beaverton, OR	60	Prestige	Managed	12/02/13	$9.5	$12.9
MorningStar of Billings Billings, MT	206	MorningStar Senior Management, LLC (“MorningStar”)	Managed	12/02/13	$20.3	$48.3
MorningStar of Boise Boise, ID	206	MorningStar	Managed	12/02/13	$21.7	$40.0
Prestige Senior Living Five Rivers Tillamook, OR	88	Prestige	Managed	12/02/13	$8.0	$16.7
Prestige Senior Living High Desert Bend, OR	68	Prestige	Managed	12/02/13	$8.2	$13.6
MorningStar of Idaho Falls Idaho Falls, ID	185	MorningStar	Managed	12/02/13	$18.6	$44.4
Prestige Senior Living Orchard Heights Salem, OR	73	Prestige	Managed	12/02/13	$12.8	$17.8
Prestige Senior Living Riverwood Tualatin, OR	60	Prestige	Managed	12/02/13	$4.6	$9.7
Prestige Senior Living Southern Hills Salem, OR	66	Prestige	Managed	12/02/13	$7.7	$12.9
MorningStar of Sparks Sparks, NV	232	MorningStar	Managed	12/02/13	$24.6	$55.2
Prestige Senior Living Auburn Meadows Auburn, WA	96	Prestige	Managed	02/03/14	$10.9	$21.9
Prestige Senior Living Bridgewood Vancouver, WA	124	Prestige	Managed	02/03/14	$13.6	$22.1
Prestige Senior Living Monticello Park Longview, WA	132	Prestige	Managed	02/03/14	$19.0	$27.4
Prestige Senior Living Rosemont Yelm, WA	87	Prestige	Managed	02/03/14	$9.8	$16.9
Prestige Senior Living West Hills Corvallis, OR	66	Prestige	Managed	03/03/14	$9.1	$15.0
South Bay II Communities
HarborChase of Plainfield Plainfield, IL	110	Harbor Retirement	Managed	03/28/14	(3)	$26.5

Senior Housing Communities
Portfolio Name, Property & Location	Capacity (Units)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Legacy Ranch Alzheimer’s Special Care Center Midland, TX	38	JEA Senior Living	Managed	03/28/14	(3)	$12.0
The Springs Alzheimer’s Special Care Center San Angelo, TX	38	JEA Senior Living	Managed	03/28/14	(3)	$10.9
Watercrest at Bryan Bryan, TX	205	Integrated Property Management	Managed	04/21/14	(3)	$28.0
Isle at Watercrest—Mansfield Mansfield, TX	94	Integrated Senior Living, LLC	Managed	05/05/14	(3)	$25.0
Watercrest at Mansfield (4) Mansfield, TX	211	Integrated Property Management	Managed	06/30/14	$27.3	$45.0

Senior Housing/Skilled Nursing Communities
Portfolio Name, Property & Location	Capacity (Units/In Service Beds)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
South Bay II Communities
Isle at Cedar Ridge Cedar Park, TX	87	JEA Senior Living	Managed	02/28/14	(3)	$21.6
Isle at Watercrest—Bryan Bryan, TX	87	JEA Senior Living	Managed	04/21/14	(3)	$22.1

Post-Acute Care Properties
Portfolio Name, Property & Location	Capacity (In Service Beds/Sq. Footage)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Perennial Communities
Batesville Healthcare Center Batesville, AR	116	Senior Living Centers	Triple-net Lease	05/31/13	$3.3	$6.2
Broadway Healthcare Center West Memphis, AR	119	Senior Living Centers	Triple-net Lease	05/31/13	$6.3	$11.8
Jonesboro Healthcare Center Jonesboro, AR	136	Senior Living Centers	Triple-net Lease	05/31/13	$8.1	$15.2
Magnolia Healthcare Center Magnolia, AR	140	Senior Living Centers	Triple-net Lease	05/31/13	$6.3	$11.8
Mine Creek Healthcare Center Nashville, AR	78	Senior Living Centers	Triple-net Lease	05/31/13	$1.8	$3.4
Searcy Healthcare Center Searcy, AR	191	Senior Living Centers	Triple-net Lease	05/31/13	$4.2	$7.9
Medical Portfolio II Properties
Las Vegas Inpatient Rehabilitation Hospital Las Vegas, NV	53,260	Holladay Properties (“Holladay”)	Modified Lease	07/15/14	$14.5	$22.3
Oklahoma City Inpatient Rehabilitation Hospital Oklahoma City, OK	53,449	Holladay	Modified Lease	07/15/14	$16.6	$26.0
South Bend Inpatient Rehabilitation Hospital Mishawaka, IN	45,920	Holladay	Modified Lease	07/15/14	$13.2	$20.2

Acute Care Properties
Portfolio Name, Property & Location	Capacity (Sq. Footage)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Medical Portfolio I Properties
Doctors Specialty Hospital Leawood, KS	18,922	Holladay	Modified Lease	08/16/13	$4.2	$10.0
HOSH Portfolio
Houston Orthopedic & Spine Hospital Bellaire, TX	126,946	Lincoln Harris CSG (“Lincoln Harris”)	Modified Lease	06/02/14	$32.1	$49.0
Medical Portfolio II Properties
Beaumont Specialty Hospital Beaumont, TX	86,128	Lincoln Harris	Modified Lease	08/15/14	$21.9	$34.0
Hurst Specialty Hospital Hurst, TX	58,353	Lincoln Harris	Modified Lease	08/15/14	$19.3	$29.5

Medical Office Buildings
Portfolio Name, Property & Location	Capacity (Sq. Footage)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Claremont Medical Office (5) Claremont, CA	48,984	StoneCreek Investment Corporation	Modified Lease	01/16/13	$12.9	$23.0
LaPorte Cancer Center Westville, IN	30,268	Holladay	Modified Lease	06/14/13	$8.3	$13.1
Knoxville Medical Office Properties
Physicians Plaza A at North Knoxville Medical Center Powell, TN	71,021	N.T. Brinkman, Inc. (“Brinkman”)	Modified Lease	07/10/13	$12.2	$18.1
Physicians Plaza B at North Knoxville Medical Center Powell, TN	77,449	Brinkman	Modified Lease	07/10/13	$14.7	$21.8
Physicians Regional Medical Center - Central Wing Annex Knoxville, TN	25,500	Brinkman	Modified Lease	07/10/13	$3.9	$5.8
Jefferson Medical Commons Jefferson City, TN	53,203	Brinkman	Modified Lease	07/10/13	$7.8	$11.6
Medical Portfolio I Properties
John C. Lincoln Medical Office Plaza I Phoenix, AZ	31,732	Holladay	Modified Lease	08/16/13	$2.2	$4.4
John C. Lincoln Medical Office Plaza II Phoenix, AZ	19,365	Holladay	Modified Lease	08/16/13	$2.2	$3.1
North Mountain Medical Plaza Phoenix, AZ	29,604	Holladay	Modified Lease	08/16/13	$5.0	$6.2
Escondido Medical Arts Center Escondido, CA	54,451	Lincoln Harris	Modified Lease	08/16/13	$9.3	$15.6
Chestnut Commons Medical Office Bldg. Elyria, OH	40,000	Holladay	Modified Lease	08/16/13	$12.0	$20.2
Calvert Medical Office Properties
Calvert Medical Office Buildings I, II, III Prince Frederick, MD	85,665	Holladay	Modified Lease	08/30/13	$10.7	$16.4
Calvert Medical Arts Center Prince Frederick, MD	76,488	Holladay	Modified Lease	08/30/13	$12.6	$19.3
Dunkirk Medical Center Dunkirk, MD	25,612	Holladay	Modified Lease	08/30/13	$3.0	$4.6
Coral Springs Medical Buildings
Coral Springs Medical Office Building I Coral Springs, FL	48,315	Syndicon Properties, Inc.	Modified Lease	12/23/13	(2)	$14.9
Coral Springs Medical Office Building II Coral Springs, FL	48,315	Syndicon Properties, Inc.	Modified Lease	12/23/13	(2)	$16.1

Medical Office Buildings
Portfolio Name, Property & Location	Capacity (Sq. Footage)	Operator	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Chula Vista Medical Arts Center – Plaza I Chula Vista, CA	67,908	Cypress West Realty Management, Inc. (“Cypress West”)	Modified Lease	01/21/14	(2)	$17.9
Chula Vista Medical Arts Center – Plaza II Chula Vista, CA	39,146	Cypress West	Modified Lease	12/23/13	(3)	$10.7
HOSH Portfolio
Houston Orthopedic & Spine Hospital Medical Office Building Bellaire, TX	102,781	Lincoln Harris	Modified Lease	06/02/14	$17.8	$27.0
Lee Hughes Medical Building (5) Glendale, CA	76,758	Cypress West	Modified Lease	09/29/14	$19.3	$29.9

Development Properties (6) Senior Housing/Skilled Nursing
Portfolio Name, Property & Location	Capacity (Units/Skilled Nursing Beds)	Developer	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
South Bay I Communities
Raider Ranch—Development Lubbock, TX	72	South Bay Partners, Ltd.	Development	08/29/13	$0.0	$16.2
Wellmore of Tega Cay Tega Cay, SC	164	Maxwell Group, Inc.	Development	02/07/14	$1.3	$35.6
Watercrest at Katy Katy, TX	210	South Bay Partners, Ltd.	Development	06/27/14	$0.0	$42.2
HarborChase of Shorewood Shorewood, WI	94	Harbor Shorewood Development, LLC	Development	07/08/14	$0.0	$27.8

(1)	The purchase price represents the total capitalized costs for GAAP purposes of this completed development property.
(2)	The purchase price represents an estimate of the total capitalized costs for GAAP purposes of this completed property.
(3)	On August 19, 2013, we, through our limited partnership, entered into a revolving credit facility, which is collateralized by 16 properties, and had an outstanding balance of approximately $210.6 million as of September 1, 2014. See “Business — Borrowings — Material Indebtedness — Revolving Credit Facility” for more information.
(4)	In connection with the purchase of Watercrest at Mansfield, we assumed a loan in the amount of $27.7 million from Waterview at Mansfield Investors, L.P., which is held by US Bank National Association, as trustee for the registered holders of JPMorgan Chase Commercial Securities Corp. See “Business — Borrowings — Material Indebtedness.”
(5)	The information in the table relating to the Lee Hughes Medical Office Building is as of September 29, 2014.
(6)	The capacity of a development property represents an estimate based on its current development budget; and the purchase price of a development property represents its total development budget, including the cost of the land.

The following is certain information about our properties held through joint ventures as of September 1, 2014:

Joint Venture Properties
Portfolio Name, Property & Location	Capacity (Units)	Developer	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Windsor Manor I Communities (1)
Windsor Manor of Vinton Vinton, IA	36	Provision Living, LLC (“Provision”)	Managed	08/31/12	$3.3	$5.8
Windsor Manor of Webster City Webster City, IA	46	Provision	Managed	08/31/12	$3.0	$6.8
Windsor Manor of Nevada Nevada, IA	40	Provision	Managed	08/31/12	$6.7	$6.3
Windsor Manor II Communities (1)
Windsor Manor of Indianola Indianola, IA	42	Provision	Managed	04/02/13	$2.6	$5.7

Joint Venture Properties
Portfolio Name, Property & Location	Capacity (Units)	Developer	Structure	Date Acquired	Encumbrance (in millions)	Purchase Price (in millions)
Windsor Manor of Grinnell Grinnell, IA	40	Provision	Managed	04/02/13	$6.4	$6.5

(1)	We hold the Windsor Manor I Communities and the Windsor Manor II Communities through a 75% interest in joint ventures with affiliates of HRGreen, Inc.

The following replaces in its entirety the section entitled “BUSINESS – Borrowings” on pages 87-90 of the prospectus.

Borrowings

As of September 1, 2014, we had borrowed approximately $681.3 million in connection with the acquisition or development of our properties (exclusive of loans related to our properties held through joint ventures which are discussed below) representing an aggregate debt leverage ratio of approximately 55.5% of the book value of our properties. The following is a summary of the indebtedness relating to our properties as of September 1, 2014 (unless a different date is specifically noted), which are generally subject to customary affirmative, negative and financial covenants including limitations on incurrence of additional indebtedness, minimum occupancy, debt service coverage and minimum tangible net worth:

Variable Rate Debt
Property and Related Loan Type	Lender	Interest Rate at September 1, 2014 (1)(2)	Payment Terms	Maturity Date (3)	Outstanding Principal Balance as of September 1, 2014 (in millions)
Perennial Communities(4) Mortgage Loan	Synovus Bank	LIBOR plus 4.25% per annum	Monthly interest only payments through April 2015; principal and interest payments thereafter based on a 25-year amortization schedule	05/31/16	$30.0

Medical Portfolio I (5) Properties Mortgage Loan	Prudential Ins. Co. of America	LIBOR plus 2.65% per annum	Monthly principal and interest payments based on a 30-year amortization schedule	09/05/16	$34.9

Lee Hughes Medical (6) Building Mortgage Loan	Prudential Ins. Co. of America	LIBOR plus 1.85% per annum	Monthly principal and interest payments based upon a 30-year amortization schedule	09/05/16	$19.3

HarborChase of Villages Crossing Construction Loan	Synovus Bank	LIBOR plus 3.2% per annum	Monthly interest only payments through August 2015; principal and interest payments thereafter based on a 30-year amortization schedule	09/01/17	$16.4

Claremont Medical Office Mortgage Loan	Regions Bank	LIBOR plus 2.6% per annum	Monthly principal and interest payments based upon a 30-year amortization schedule	01/15/18	$12.9

Dogwood Forest of Acworth Construction Loan	Synovus Bank	LIBOR plus 3.2% per annum	Monthly interest only payments through December 2015; principal and interest payments thereafter based on a 30-year amortization schedule	01/01/18	$11.9

Knoxville Medical Office (7) Properties Mortgage Loan	Regions Bank	LIBOR plus 2.50% per annum	Monthly interest only payments for the first 18 months; principal and interest payments thereafter based on a 30-year amortization schedule	07/10/18	$38.6

Calvert Medical Office (8) Properties Mortgage Loan	Regions Bank	LIBOR plus 2.50% per annum	Monthly interest only payments for the first 18 months; principal and interest payments thereafter based on a 30-year amortization schedule	08/29/18	$26.3

Wellmore of Tega Cay Construction Loan	Red Capital Partners, LLC	LIBOR (with floor of 0.50%) plus 5.4% per annum	Monthly interest only payments through February 2019; principal and interest payments thereafter based on 25-year amortization schedule	02/06/19	$1.3

Variable Rate Debt
Property and Related Loan Type	Lender	Interest Rate at September 1, 2014 (1)(2)	Payment Terms	Maturity Date (3)	Outstanding Principal Balance as of September 1, 2014 (in millions)
HOSH Portfolio (9) Mortgage Loan	GE Capital	90-day LIBOR plus 2.85% at 0.4% LIBOR floor	Monthly principal and interest payments based on 20-year amortization schedule	06/02/19	$49.9

HarborChase of Shorewood Construction Loan	MB Financial	LIBOR plus 3%; 2% all in floor	Monthly interest only payments through June 2017; principal and interest payments thereafter based on 25-year amortization schedule	06/15/19	$0.0

Medical Portfolio II (10) Properties Mortgage Loan	GE Capital	90-day LIBOR plus 2.35% at 0.25% LIBOR floor	Monthly principal and interest payments based on 25-year amortization schedule	07/14/19	$85.5

Watercrest at Katy Construction Loan	Community Trust Bank	LIBOR plus 2.75% per annum	Monthly interest only payments through December 2017. Principal payments thereafter based on 30-year amortization schedule	12/27/19	$0.0

Fixed Rate Debt
Property and Related Loan Type	Lender	Interest Rate at September 1, 2014 (1)(2)	Payment Terms	Maturity Date (3)	Outstanding Principal Balance As of September 1, 2014 (in millions)
Pacific Northwest Communities Mortgage Loan	Prudential Ins. Co. of America	4.30% per annum	Monthly principal and interest payments based on a 25-year amortization schedule	12/05/18	$217.5

Capital Health Communities Mortgage Loan	Prudential Ins. Co. of America	4.25% per annum	Monthly principal and interest payments based on a 25-year amortization schedule	01/05/20	$44.1

Primrose II Communities Mortgage Loan	KeyBank	3.81% per annum	Monthly principal and interest payments based on a 30-year amortization schedule	06/01/20	$23.0

Primrose I Communities Mortgage Loan	KeyBank	4.11% per annum	Monthly principal and interest payments based on a 30-year amortization schedule	09/01/22	$53.4

Watercrest at Mansfield Mortgage Loan	Key Bank/Fannie Mae	4.68% per annum	Monthly principal plus interest payments based on 30-year amortization schedule	06/01/23	$27.3

LaPorte Cancer Center Mortgage Loan	Centier Bank	4.25% per annum through 2020	Monthly principal and interest payments based on a 25-year amortization schedule	06/14/28	$8.3

(1)	The 30-day London Interbank Offered Rate (“LIBOR”) was approximately 0.16% as of September 1, 2014.
(2)	The 90-day LIBOR was approximately 0.24% as of September 1, 2014.
(3)	Represents the initial maturity date (or, as applicable, the maturity date as extended). The maturity date may be extended beyond the date shown subject to certain lender conditions.
(4)	We entered into a two-year forward interest rate swap with a notional amount of $30.0 million.
(5)	We entered into a two-year forward interest rate swap with a notional amount of $30.0 million.
(6)	The information in the table relating to the Lee Hughes Medical Building is as of September 29, 2014.
(7)	We entered into a two-year forward interest rate swap with a notional amount of $38.3 million.
(8)	We entered into a two-year forward interest rate swap with a notional amount of $26.1 million.
(9)	We entered into a two-year forward interest rate swap with a notional amount of $48.4 million.
(10)	On September 12, 2014, we entered into a one-year forward interest rate swap with a notional amount of $84.3 million.

The information below is as of September 1, 2014 for the loan relating to the following unconsolidated joint venture in which we have ownership, and which is referenced as an off-balance sheet obligation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013:

Joint Venture Loan
Property and Related Loan Type	Lender	Interest Rate at September 1, 2014 (1)	Payment Terms	Maturity Date (2)	Outstanding Principal Balance As of September 1, 2014 (in millions) (3)
Windsor Manor I and Windsor Manor II Communities Refinance	Private Bank	LIBOR plus 3.50%, with 3% LIBOR cap	Monthly principal and interest payments based on 25-year amortization schedule	06/30/19	$16.5

(1)	The 30-day LIBOR was approximately 0.16% as of September 1, 2014.
(2)	Represents the initial maturity date (or, as applicable, the maturity date as extended). The maturity date may be extended beyond the date shown subject to certain lender conditions.
(3)	Outstanding balance reflects our share of the joint venture loan.

Material Indebtedness

The following is a summary of our revolving credit facility and material property-related indebtedness.

Revolving Credit Facility

On August 19, 2013, we and our operating partnership, as co-borrowers, (collectively the “CHP Borrowers”) entered into a credit agreement with KeyBank as administrative agent, lead arranger, and a lender, and other participating lenders who have or may become a party to such credit agreement (collectively with KeyBank, the “Revolving Credit Facility Lenders”), for a revolving line of credit facility (the “Revolving Credit Facility”). The initial Revolving Credit Facility Lenders for the Revolving Credit Facility are KeyBank, Bank of America, N.A, Cadence Bank, N.A., Fifth Third Bank and PNC Bank, National Association.

Subject to various conditions, the proceeds of the Revolving Credit Facility will be made available to the CHP Borrowers for general corporate purposes, including without limitation to fund portions of the purchase prices for, and the operation of, certain senior living, medical office and other healthcare-related properties previously or to-be purchased by our subsidiaries (“CHP Owners”). Draws on the Revolving Credit Facility will be secured by first-priority mortgages or deeds of trust, as applicable, on the corresponding real property, perfected security interests in personal property relating to the real property, and assignments of leases and rents generated on the real property, among other things. The Revolving Credit Facility is guaranteed by the CHP Owners and their immediate parents pursuant to full recourse guarantees.

The initial Revolving Credit Facility provided for a revolving line of credit in an initial aggregate principal amount of $120.0 million, which included a $10.0 million sub-facility for stand-by letters of credit and a $10.0 million sub-facility for swing-line advances for intermittent borrowings, with the ability of the CHP Borrowers to increase the line of credit to a maximum outstanding principal amount of $325.0 million. The Revolving Credit Facility has an initial term of three years, with one 12-month extension option available to CHP Borrowers upon payment of an extension fee equal to 0.25% of the then-outstanding principal amount of the Revolving Credit Facility. CHP Borrowers will make monthly payments of interest only until maturity of the Revolving Credit Facility, with the outstanding principal amount bearing interest at a rate equal to either, at CHP Borrowers’ option: (i) LIBOR plus the applicable LIBOR margin (between 2.25% and 3.25%); or (ii) a base rate (the greater of the prime rate, the federal funds rate plus 0.50%, or 1.00%) plus the applicable base rate margin (between 1.25% and 2.25%). The amount of the margins cited in (i) and (ii) above will be determined based upon our leverage ratio at the time the determination is made.

The Revolving Credit Facility contains affirmative, negative, and financial covenants which are customary for loans of this type, including without limitation: (i) limitations on incurrence of additional indebtedness; (ii) restrictions on payments of cash distributions except if required by REIT requirements; (iii) minimum occupancy levels for collateralized properties; (iv) minimum loan-to-value and debt service coverage ratios with respect to collateralized properties; (v) maximum leverage, secured recourse debt, and unimproved land/development property ratios; (vi) minimum fixed charge coverage ratio and minimum consolidated net worth, unencumbered liquidity, and equity raise requirements; (vii) limitations on certain types of investments and additional indebtedness; and (viii) minimum liquidity and consolidated tangible net worth requirements of the CHP Borrowers as guarantors. The Revolving Credit Facility is also subject to the payment of an origination fee and certain administrative fees. The Revolving Credit Facility has sizing requirements that govern the total amount that we may borrow at any given time based on the purchase price of the collateral and a metric of debt service coverage.

On February 6, 2014, we, through our operating partnership and KeyBank, entered into an amendment to the Revolving Credit Facility credit agreement which (i) modified the formula for determining line availability attributed to medical office building and senior housing asset classes and (ii) modifying certain occupancy requirements for borrowing base senior housing properties, effective through year-end 2014. The amendment to the Revolving Credit Facility credit agreement also revised our minimum consolidated net worth and equity raise requirements. On February 27, 2014, through our limited partnership, we modified the terms of our Revolving Credit Facility and exercised our option to increase the aggregate maximum principal amount available for borrowing from $120.0 million to $240.0 million. In April 2014, we increased the aggregate maximum principal amount available to $275.0 million.

As of September 1, 2014, the total availability of the Revolving Credit Facility was approximately $210.6 million, and is currently collateralized by first-priority mortgages on the following eleven senior housing communities, one senior housing/skilled nursing community, and four medical office buildings: Primrose Retirement Community of Lima, Primrose Retirement Community of Council Bluffs, HarborChase of Jasper, Raider Ranch, Town Village, Legacy Ranch Alzheimer’s Special Care Center, HarborChase of Plainfield, The Springs Alzheimer’s Special Care Center, Isle at Watercrest—Bryan, Watercrest at Bryan, Isle at Watercrest –Mansfield, Isle at Cedar Ridge, Chula Vista Medical Arts Center – Plaza I, Chula Vista Medical Arts Center – Plaza II, Coral Springs Medical Office Building I, and Coral Springs Medical Office Building II.

Pacific Northwest Communities Loan

On December 2, 2013, the Pacific Northwest I Communities borrowers (the “Pacific Northwest I Borrowers”) entered into a loan agreement (the “Pacific Northwest Loan Agreement”) with The Prudential Life Insurance Company of America (“Prudential”) providing for a five (5) year term loan in the aggregate principal amount of approximately $157.5 million to finance the purchase of the Pacific Northwest I Communities (the “Pacific Northwest I Loan”).

On February 3, 2014, the Pacific Northwest I Borrowers and the Pacific Northwest II Communities borrowers (the “Pacific Northwest II Borrowers” and together with the Pacific Northwest I Borrowers, the “Pacific Northwest Borrowers”) entered into an amended and restated loan agreement with Prudential pursuant to which Prudential funded loan proceeds in the aggregate principal amount of approximately $54.0 million to finance the acquisition of the Pacific Northwest II Communities (the “Pacific Northwest II Loan” and together with the Pacific Northwest I Loan, the “Pacific Northwest Loan). On March 3, 2014, the Pacific Northwest Borrowers drew an additional $9.2 million to finance the acquisition of the last Pacific Northwest Communities property.

The Pacific Northwest Loan matures on December 5, 2018. Interest on the outstanding principal balance of the Pacific Northwest Loan accrues interest at a rate equal to 4.30%. The Pacific Northwest Loan may be prepaid by the Pacific Northwest Borrowers, in whole or in part, with a prepayment premium equal to the greater of: (i) one percent (1.0%) of the principal amount being prepaid, multiplied by the quotient of the number of full months remaining until the maturity date of the loan (calculated as of the prepayment date) divided by the number of full months comprising the term of the loan; or (b) a “make-whole” payment equal to the present value of the loan less the amount of principal and accrued interest being prepaid calculated as of the prepayment date for the period between that date and the maturity date.

The Pacific Northwest Borrowers are entitled to obtain supplemental loan proceeds from Prudential in an amount of up to $20.0 million dollars, provided that the Pacific Northwest Borrowers meet certain debt yield, loan-to-value, and net operating income threshold requirements and request such supplemental loan proceeds during the period commencing May 2014 and ending December 2016.

The Pacific Northwest Loan is collateralized by first mortgages on all real property, improvements, and personal property of the Pacific Northwest Communities, and assignments to Prudential of all rents and leases collected or received with respect to the Pacific Northwest Communities by the respective borrowers. We have guaranteed each Pacific Northwest Borrower’s performance under the Pacific Northwest Loan pursuant to a standard recourse guaranty.

The Pacific Northwest Loan is subject to customary affirmative, negative, and financial covenants for a loan of this type. Origination fees of approximately $1.06 million in connection with the Pacific Northwest Loan, or one-half percent (0.5%) of the aggregate Pacific Northwest Loan amount, was paid to Prudential.

MANAGEMENT

The following replaces in their entirety the biographies of Mr. Thomas K. Sittema and J. Chandler Martin on page 119 of the prospectus, in the section entitled “MANAGEMENT – Directors and Executive Officers.”

Thomas K. Sittema, Vice Chairman of the Board and Director. Mr. Sittema has served as vice chairman of the board of directors and a director since April 2012. Mr. Sittema served as our chief executive officer from September 2011 to April 2012, and has served as chief executive officer of our advisor since September 2011. Mr. Sittema has also served as vice chairman of the board of directors and a director of CNL Lifestyle Properties, Inc. since April 2012. He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served as chief executive officer of its advisor since September 2011. Mr. Sittema has served as chief executive officer of CNL (January 2011 to present) and as president (August 2013 to present) and previously served as vice president (February 2010 to January 2011). He has also served as chief executive officer and president of CNL Financial Group, LLC, our sponsor, since August 2013 and has served as chief executive officer and a director of an affiliate of CNL (October 2009 to present) and president (August 2013 to present). Mr. Sittema also serves as chairman of the board and a director of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company since October 2010. Mr. Sittema has also served as Corporate Capital Trust, Inc.’s chief executive officer since September 1, 2014. Mr. Sittema has served as chief executive officer and president of CNL Growth Properties, Inc. and Global Income Trust, Inc., public, non-traded REITs, and their advisors since September 1, 2014. Mr. Sittema holds various other offices with other CNL affiliates. Mr. Sittema has served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema is a member, since February 2013, of the board of directors of Crescent Holdings, LLC. Mr. Sittema received his B.A. in business administration from Dordt College, and an M.B.A. with a concentration in finance from Indiana University.

J. Chandler Martin, Independent Director and Audit Committee Financial Expert. Mr. Martin has been an Independent Director and has served as our audit committee financial expert since July 2012. Mr. Martin served as Corporate Treasurer of Bank of America, a banking and financial services company, from 2005 until his retirement in March 2008. During his 27 years at Bank of America, Mr. Martin held a number of line and risk management roles, including leadership roles in commercial real estate risk management, capital markets risk management, and private equity investing. As corporate treasurer, he was responsible for funding, liquidity, and interest rate risk management. From 2003 to 2005, Mr. Martin was Bank of America’s enterprise market and operational risk executive, and from 1999 until 2003, he served as the risk management executive for Bank of America’s global corporate and investment banking. From April 2008 through July 2008, following his retirement, Mr. Martin served as a member of the Counterparty Risk Management Policy Group III (“CPMPG III”), co-chaired its Risk Monitoring and Risk Management Working Group, and participated in the production of CPMPG III’s report: “Containing Systemic Risk: The Road to Reform,” a forward-looking and integrated framework of risk management best practices. Mr. Martin returned to Bank of America in October 2008 to assist with the integration process for enterprise risk management following Bank of America’s acquisition of Merrill Lynch. After working on the transition, Mr. Martin served as Bank of America’s enterprise credit and market risk executive until July 2009. Currently, Mr. Martin is chairman of the board of directors of CommunityOne Bancorporation, a community bank holding company headquartered in Asheboro, North Carolina, serving as a member of the strategic planning committee and the compensation and nominating committee, and as a member of its audit committee. He also serves as a member of the advisory board of Corrum Capital Management, an alternative investment management firm. Mr. Martin attained an M.B.A. from Samford University and a B.A. in economics from Emory University.

As a result of these professional and other experiences, Mr. Martin possesses particular knowledge of, among other things, systems of internal controls, risk management best practices, sound corporate governance, and the relationship between liquidity, leverage and capital adequacy, which strengthens the board of directors’ collective knowledge, capabilities and experience.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following replaces in its entirety the table of the advisor’s personnel in the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – Advisor Personnel” on page 125 of the prospectus.

Name	Age*	Position
Sharon A. Yester	70	Chief Healthcare Strategist
Kevin R. Maddron	46	Senior Managing Director and Senior Vice President
John F. Starr	39	Senior Vice President
Cetin Aygen	40	Vice President
Sarah W. Nixon	41	Vice President
James A. Schmid III	37	Vice President
Rebecca Monroe	42	Director of Asset Management

*	As of September 1, 2014

The following is added immediately following the biography of Kevin R. Maddron on page 125 of the prospectus in the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – Advisory Personnel.”

John F. Starr. Senior Vice President. Mr. Starr has served as our senior vice president and as a senior vice president of our advisor since March 2013. Mr. Starr also serves as chief portfolio management officer of CNL Growth Properties, Inc. and Global Income Trust, Inc. effective December 2012 and as a senior vice president of their advisors since March 2013. Since 2002, Mr. Starr has held various positions with multiple CNL affiliates. Mr. Starr served as senior vice president of portfolio management at CNL Financial Group Investment Management, LLC (October 2011 to January 2014) and serves as chief portfolio management officer (January 2014 to present), responsible for developing and implementing strategies to maximize the financial performance of CNL’s real estate portfolios. He also has served as a senior vice president of CNL Private Equity Corp. since December 2010. He served as CNL Private Equity Corp.’s senior vice president of asset management (June 2009 to December 2010), where he was responsible for the oversight and day-to-day management of all real estate assets from origination to disposition. Mr. Starr also served as senior vice president of CNL Management Corp. from January 2011 through May 2012, and served as senior vice president of asset management from June 2007 to December 2010. Between January 2004 and February 2005, Mr. Starr served as vice president of real estate portfolio management at Trustreet, and from February 2005 to February 2007, he served as Trustreet’s vice president of special servicing, and as president of a Trustreet affiliate, where he was responsible for the resolution and value optimization of distressed leases and loans. From February 2007 to May 2007, following the sale of Trustreet to GE Capital, he served as GE Capital, Franchise Finance’s vice president of special servicing, before rejoining CNL affiliates in June 2007. Between May 2002 and January 2004, Mr. Starr was assistant vice president of special servicing at CNL Restaurant Properties, Inc. Prior to joining CNL’s affiliates, Mr. Starr served in various positions in the credit products management group at Wachovia Bank, Orlando, Florida, from December 1997 to May 2002. Mr. Starr received a B.S. in business and an M.B.A. from the University of Florida in 1997 and 2007, respectively.